Execution Copy


          FACS CREDIT SERVICES AND LICENSE AGREEMENT *


          This FACS CREDIT SERVICES AND LICENSE AGREEMENT, dated as of June 4, 1996, is entered into by and among GE Capital Consumer Card Co. ("GE Bank"), General Electric Capital Corporation ("GE Capital") (GE Bank and GE Capital being sometimes referred to herein as the "GE Parties") and FACS Group, Inc. ("FACS"). Certain capitalized terms used herein have the meanings given to them in Article 1 hereof or, if not defined herein, have the meanings given to them in the Program Agreement or the Commercial Accounts Agreement.

          WHEREAS, GE Capital is the owner of the GE/Macy's
Commercial Accounts and GE Bank is the owner of the GE/Macy's
Accounts;

          WHEREAS, FDS National Bank ("FDS Bank") is the owner of the FDS/Macy's Accounts and certain other private label credit card accounts (the "Other FDS Accounts") and Federated Department Stores, Inc. ("FDS") is the owner of certain commercial private label credit card accounts (the "Commercial FDS Accounts");

          WHEREAS, GE Bank has provided heretofore all credit processing and collection services with respect to the GE/Macy's Accounts utilizing credit systems owned or licensed by GE Capital and GE Capital has provided certain credit services with respect to certain FDS/Macy's Accounts, and FACS has provided all credit processing and collection services with respect to the Other FDS Accounts, the Commercial FDS Accounts and certain FDS/Macy's Accounts utilizing credit systems owned or licensed by FACS or its affiliates;

          WHEREAS, the GE Parties, FDS and FDS Bank wish to facilitate generally uniform treatment of, and performance by, the GE/Macy's Serviced Accounts and FDS/Macy's Accounts by utilizing common systems and software for the servicing of all such accounts;




Rider X

_____________________

* Confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.



          WHEREAS, the GE Parties, FDS and FDS Bank expect that certain economies of scale would be derived from allocating the responsibility for providing all credit processing services required with respect to GE/Macy's Serviced Accounts, FDS/Macy's Accounts and Other FDS Accounts between GE Capital and FACS such that each would provide certain credit services with respect to such accounts;

          WHEREAS, in furtherance of the foregoing, (a) the GE Parties and FACS are entering into this Agreement for purposes of setting forth the terms and conditions that will govern the provision of certain services by FACS to the GE Parties and the license by FACS to the GE Parties of the FACS Credit System and
(b) GE Capital, FACS, FDS Bank and FDS are entering into, contemporaneously herewith, the GE Capital Services Agreement for purposes of setting forth the terms and conditions that will govern the provision of certain services by GE Capital to FDS Bank and FDS and the license by GE Capital to FACS of certain credit software.

          NOW, THEREFORE, in consideration of the terms and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            ARTICLE 1
                           DEFINITIONS

          1.1  Definitions

          . When used in this Agreement, the following capitalized terms shall have the meaning specified below:

          "Agreement" means this FACS Credit Services and License
Agreement as it may be amended, modified or restated from time to time.

          "Authorized GE Users" has the meaning given to it in
Section 4.2(b).

          "Authorized Systems Uses" has the meaning given to it in Section 4.1(c).

          "Commercial Accounts Agreement" means the Amended and Restated Commercial Accounts Agreement, dated as of the date hereof, entered into by and among GE Capital, FDS, FDS Bank and the other parties thereto as it may be amended, modified or restated from time to time.

          "Deemed Prepared" has the meaning given to it in
Section 8.7.

          "FACS Credit Software" means the credit systems software identified in Section I of Exhibit B.

          "FACS Event of Default" has the meaning given to it in
Section 8.1.

          "FACS Credit System" means the mainframe computer system and FACS Credit Software developed, owned and utilized by FSG and FACS, and utilized by FSG and FACS to provide credit processing services to FDS Bank, as the same may be modified, enhanced or replaced from time to time after the date hereof.

          "FACS License" means the license of the FACS Credit
System by FACS to the GE Parties pursuant to Section 4.2.

          "FACS Services" means the services required to be provided by FACS hereunder with respect to the GE/Macy's Serviced
Accounts as described in Article 3 hereof and in Section I of Exhibit A hereto.

          "FSG" means Federated Systems Group, Inc., a wholly owned subsidiary of Federated and an affiliate of FACS.

          "GE Capital Services Agreement" means the GE Capital
Credit Services and License Agreement among GE Capital, FDS Bank,
FDS and FACS dated as of the date of this Agreement as it may be amended, modified or restated from time to time.

          "GE Capital Credit Software" has the meaning given to it in the GE Capital Services Agreement.

          "GE Conversion Information" means the following written information provided by either of the GE Parties to FDS or its
Affiliates: (i) the documents and materials attached hereto as Exhibit C, (ii) a personal computer disk containing billing terms regarding the GE/Macy's Serviced Accounts and (iii) the Master File delivered by the GE Parties to FACS containing GE/Macy's Account information.

          "GE Event of Default" has the meaning given to it in
Section 8.3.

          "GE Information" means data with respect to GE/Macy's
Serviced Accounts transmitted by computer to FACS.

          "GE Information Condition" means, with respect to any GE Information, that (i) such information is received by FACS at a time which allows FACS to perform the FACS Services as required hereby, (ii) such information is complete and accurate and
(iii) such information is in a form that is readily usable by the FACS Credit System.

          "GE/Macy's Serviced Account" means (i) any GE/Macy's
Account and (ii) any GE/Macy's Commercial Account (as defined in the Commercial Accounts Agreement).

          "Licensed Location(s)" means the location(s) identified in Section II of Exhibit B in which certain authorized employees of the GE Parties may access and use the FACS Credit System in accordance with the FACS License.

          "Material Adverse Effect" means any material adverse change in the quality or financial condition of the GE/Macy's
Serviced Accounts, taken as a whole.

          "Program Agreement" means the Amended and Restated Credit Card Program Agreement, dated as of the date hereof, entered into by and among FDS, FDS Bank, GE Bank and the other parties thereto as it may be amended, modified or restated from time to time.

          "Service Fees" means the fees payable by the GE Parties for the FACS Services, as specified in Article 3.

          "Service Standards" means the minimum service performance levels at which the FACS Services are required to be provided hereunder, as specified in Section II of Exhibit A.

          "Term" has the meaning given to it in Section 2.1 hereof.

          1.2. General

          . Except as the context may otherwise require, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof", "herein", "hereby", and any derivative or similar words refer to this entire Agreement, and (iv) the term "including" means "including, but not limited to". Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless otherwise specified. The Exhibits and Schedules attached hereto are incorporated herein by this reference and constitute a part of this Agreement.

                            ARTICLE 2
                              TERM

          2.1  Term

          . The term of this Agreement shall commence on the date hereof and expire simultaneously with the termination of the Program Agreement, unless sooner terminated as provided herein (the "Term"), provided that following termination of this Agreement the GE Parties shall have the right to require FACS to continue providing all or a portion of the FACS Services for up to six (6) months after termination pursuant to the provisions of
Section 8.6.

                            ARTICLE 3
                         CREDIT SERVICES

          3.1  Appointment of FACS

          . GE Bank hereby appoints FACS, and FACS hereby accepts appointment, as the agent of GE Bank for providing the FACS Services with respect to the GE/Macy's Accounts. GE Capital hereby appoints FACS, and FACS hereby accepts appointment, as the agent of GE Capital for providing the FACS Services with respect to the GE/Macy's Commercial Accounts. The parties hereto acknowledge and agree that notwithstanding any other provisions of this Agreement to the contrary, all obligations of FACS to perform the FACS Services shall be subject to the prior satisfaction of the GE Information Condition.

          3.2  FACS Services

          . FACS shall provide the FACS Services (including, without limitation, delivery of the reports described in Schedule A-3 hereof) and shall comply with the Credit and Collection Policy and the GE Capital License (as defined in the GE Capital Services Agreement) in providing the FACS Services. In this regard, FACS agrees to be bound by and to comply with the terms and conditions of the Program Agreement, including, without limitation, Sections 2.2, 4.4 and 4.5 thereof. FACS shall operate credit operations and facilities in a high quality, ethical manner, in such a way as not to disparage or embarrass the GE Parties or any of their names, and with a level of service to the holders of GE/Macy's Accounts and the GE/Macy's Commercial Accounts that is not less than the level of service provided to
(i) the holders of GE/Macy's Accounts by GE Bank prior to the date hereof and to the holders of GE/Macy's Commercial Accounts by GE Capital prior to the date hereof and (ii) the holders of FDS/Macy's Accounts by FACS from and after the date hereof. The FACS Services provided to the GE/Macy's Serviced Accounts shall be of the same type, quality and nature as, and implemented and executed in the same manner as, the services provided by FACS to FDS Bank with respect to the FDS/Macy's Accounts, except to the extent such services may differ due to changes to the Credit and Collection Policy applicable to only the GE/Macy's Serviced Accounts or FDS/Macy's Accounts pursuant to the provisions of Sections 4.4 or 4.5 of the Program Agreement.

          3.3  Service Standards

          . FACS shall use its best efforts to (i) design systems to achieve, (ii) employ qualified personnel to meet, and
(iii) otherwise satisfy on average (determined with respect to each FDS full fiscal quarter commencing after the completion of the relevant conversion) the Service Standards.

          3.4  Service Fees

          . For the FACS Services provided hereunder by FACS with respect to the GE/Macy's Accounts and the GE/Macy's Commercial Accounts, GE Bank and GE Capital, respectively, shall pay FACS a monthly service fee in an amount equal to [OMISSION]% of budgeted GE/Macy's Credit Sales as set forth on Schedule 5.2 of the Program Agreement. The Service Fees with respect to the GE/Macy's Accounts shall be expenses of the Program for purposes of calculating the Bank Net Return and shall be payable by GE Bank by adjusting the Projected Monthly Discount for the month in which the Service Fee is incurred or in such other manner as the parties may mutually agree. The Service Fees with respect to the GE/Macy's Commercial Accounts shall be expenses of the Commercial Accounts Program and shall be payable by GE Capital by adjusting the Projected Monthly Discount for the month in which the Service Fee is incurred or in such other manner as the parties may mutually agree.

          3.5  Compliance with Law

          . FACS shall implement and execute the Credit and Collection Policy in compliance with all requirements of applicable Law and shall perform the FACS Services in compliance with all requirements of applicable Law, except, in either case, to the extent a failure of FACS to so implement, execute and perform in compliance with applicable Law is due solely to
(i) the failure of the GE Conversion Information to be accurate,
(ii) the failure of the GE Information Condition to be satisfied or (iii) FACS following the specific written instructions of an Authorized GE Person.

          3.6  Use of Fraud Data Base

          . All determinations regarding the manner and use of fraud data bases in connection with the performance of the FACS
Services shall be determined by the Policy Committee and FACS agrees that it will so use fraud data bases in a manner consistent with the directions of the Policy Committee.

          3.7  Third Party Review

          . Within 120 days after the date hereof, FACS will cause to be completed an initial operational and/or systems review of FACS by an independent third party accounting firm reasonably satisfactory to GE Bank and shall provide GE Bank with a copy of all reports generated by such review (and the work papers related thereto) promptly after available. If any regulatory authority with jurisdiction over GE Bank requests a third party operational and/or systems review of FACS, the FACS Credit System and/or all systems relating to the FACS Services, FACS shall, upon the request of GE Bank, cause such a review (the scope of which meets such regulatory requirements) to be conducted by an independent third party accounting firm reasonably satisfactory to GE Bank and shall provide GE Bank with a copy of all reports generated by such review (and the work papers related thereto) promptly after available. The expenses of any such review shall be borne by FACS.

          3.8  Cooperation

          . FACS agrees to cooperate with the GE Parties in resolving all disputes with GE/Macy's Account Debtors.

                            ARTICLE 4
                             SYSTEMS

          4.1  Systems.

               (a) Conversion. FACS and the GE Parties shall cooperate so that FACS is able to accomplish the conversion of all GE/Macy's Serviced Accounts to the FACS Credit System and in an accurate, orderly and efficient manner in accordance with an agenda and schedule agreed to by all parties hereto. FACS agrees to use commercially reasonable efforts to effect such conversion in an accurate, orderly and efficient manner, except to the extent such conversion fails to be accurate, orderly and efficient due solely to the failure of the GE Conversion Information to be accurate in all material respects.

               (b) Systems. During the Term, FACS shall utilize the FACS Credit System and the GE Capital Credit Software for providing the FACS Services required to be provided hereunder by FACS.

               (c) Access. During the Term, subject to and in accordance with the FACS License, FACS shall provide the GE Parties all such links and access to the FACS Credit System as may be necessary in order to enable the GE Parties (i) to receive the FACS Services hereunder, (ii) to view such screens as may be necessary for the GE Parties to observe the GE/Macy's Serviced Accounts and FDS/Macy's Accounts, (iii) to monitor and obtain information regarding the GE/Macy's Serviced Accounts and the FDS/Macy's Accounts, and (iv) to permit the GE Parties to fulfill all of their obligations and exercise all of their rights hereunder, under the Program Agreement, the Commercial Accounts Agreement, the GE Capital Services Agreement and the GE Capital/GE Bank Credit Services Agreement (items (i) through
(iv), collectively, the "Authorized Systems Uses").

               (d) Modifications and Enhancements. FACS shall not modify, enhance or replace the FACS Credit System in any way that would cause any amendment or modification to the Major Credit and Collection Policies without the prior written consent of GE Bank. In the event that any portion of the FACS Credit System which relates to or affects any of the Authorized Systems Uses is modified, enhanced or replaced, FACS shall provide to the GE Parties, when such modification, enhancement or replacement is released for use in conjunction with the FDS/Macy's Accounts, the benefit thereof at no cost to the GE Parties. If any such modification, enhancement or replacement would require the GE Parties to incur any costs or expenses to permit the GE Parties' credit system (as existing as of the date hereof) to be compatible with the FACS Credit System so as to enable the GE Parties to exercise the Authorized Systems Uses, such costs shall be expenses of the Program.

               (e) Deconversion Software. FACS shall use its best efforts to assist the GE Parties in formulating and maintaining deconversion software which provides mapping between the FACS Credit System and the GE Parties' computer system and shall provide the GE Parties monthly with copies of all FACS back-up tapes relating to the GE/Macy's Serviced Accounts.

          4.2  License.

               (a) Grant of License. FACS hereby grants to each of the GE Parties, for the Term and for the period of any extended servicing pursuant to Section 8.6, a non-exclusive and non-transferable license to use the FACS Credit System in the Licensed Locations strictly as set forth in this Section 4.2.

               (b) Permitted Use. As further set forth herein, the FACS Credit System may be used only at the Licensed Locations by employees of the GE Parties ("Authorized GE Users") who are provided with passwords approved by FACS and who are listed on a list of authorized users (which list will include the extent of such authorized users' authority to use the FACS Credit System) maintained by the GE Parties and provided to FACS. The Authorized GE Users may only use the FACS Credit System for the Authorized Systems Uses.

               (c) Authorized Users. The GE Parties may amend the list of Authorized GE Users from time to time by providing reasonable notice of such amendments to FACS, and FACS agrees to promptly provide any new Authorized GE Users with appropriate passwords. In the event any Authorized GE User ceases to be an employee of one of the GE Parties or ceases to have responsibilities related to the Program, the GE Parties agree
(i) to provide FACS with notice thereof as promptly as practicable, but in no event later than thirty (30) days thereafter, in order to permit FACS to terminate such employee's password and (ii) to be responsible for such employee's password until the date such notice is provided to FACS. The GE Parties shall provide FACS with an updated list of the Authorized GE Users within twenty (20) days after the end of each calendar quarter.

               (d)  Additions to or Relocations of Licensed
Locations. In the event that any Licensed Location is relocated or any new Licensed Location is added, the GE Parties shall give reasonable advance notice of such relocation or addition to FACS and any costs and expenses required to be incurred by FACS or the GE Parties so that FACS can fulfill its obligations hereunder as a result of such relocation or addition of a Licensed Location shall be borne by the GE Parties.

               (e)  Limitations.  The GE Parties may not:

                    (i)  use the FACS Credit System except as
permitted herein or in any location other than a Licensed
Location;

                    (ii) copy or duplicate the FACS Credit System except as necessary to utilize the same as specifically permitted herein;

                    (iii)     remove any proprietary or copyright
legend from the FACS Credit System;

                    (iv) create, or authorize any other party to create, the source code to the FACS Credit System by reverse engineering, decompiling or otherwise;

                    (v)  permit access to the FACS Credit System
to any Person other than an Authorized GE User and without requiring each such Authorized GE User to sign a confidentiality agreement in the form of Exhibit D and undertake to protect the confidentiality of the sign-on code or password of such individual;

                    (vi) modify or alter any of the FACS Credit
System; or

                    (vii)     use any software to access the FACS
Credit System screens or data other than (x) the software described on Schedule 4.2(e) hereto (as such schedule may be amended from time to time by the GE Parties with the prior approval of FACS which approval shall not be unreasonably withheld) and (y) in a manner which FACS has had the opportunity to review and has approved in writing.

               (f) Property Rights. The GE Parties acknowledge that the FACS Credit System is proprietary to, and is the property of, FACS and that the FACS Credit System contains the confidential, proprietary and trade secret information of FACS and that FACS will be irreparably harmed and will have no adequate remedy at law if the GE Parties fail to perform any of their obligations under this Section 4.2. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, FACS shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, the GE Parties' covenants and agreements contained in this Section 4.2.

          4.3  Maintenance

          . During the Term, FACS shall provide, or cause to be provided, maintenance services to the GE Parties with respect to the FACS Credit System as described in this Section 4.3.

               (a) Help Desk. FACS shall maintain a help desk which the GE Parties may access by telephone during all hours when collections on the GE/Macy's Serviced Accounts may be legally made. Such help desk shall be available to the GE Parties for problem reporting.

               (b) Code Corrections. FACS shall provide to the GE Parties, from time to time, any known code corrections that may be made to the FACS Credit Software promptly after such corrections are made by or become available to FACS.

          4.4  License Fees

          . For the license and maintenance services provided hereunder, the GE Parties shall pay to FACS a one-time license fee of $[OMISSION].

                            ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES

          5.1  Mutual Representations and Warranties

          . Each party to this Agreement represents and warrants to the other party on the date hereof and on each date that FACS provides any of the FACS Services hereunder that:

                    (i)  Such party (A) is duly organized,
validly existing, and in good standing under the laws of the jurisdiction of its organization; (B) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications, except (x) in the case of FACS, where failure to be so qualified would not have a Material Adverse Effect or a material adverse effect on the ability of FACS to perform its obligations pursuant to the terms of this Agreement and (y) in the case of the GE Parties, where failure to be so qualified would not have a material adverse effect on their ability to perform their obligations hereunder; (C) has the requisite power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (D) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted, except (x) in the case of FACS, where failure to obtain such license, consent, permit or approval, or to give such notice would not have a Material Adverse Effect or a material adverse effect on the ability of FACS to perform its obligations pursuant to the terms of this Agreement and (y) in the case of the GE Parties, where the failure to obtain such license, consent, permit or approval or to give such notice would not have a material adverse effect on their ability to perform their obligations hereunder; and
(E) is in compliance with its certificate of incorporation and by-laws.

                    (ii) The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered hereunder: (A) are within such party's power; (B) have been duly authorized by all necessary or proper action of such party; (C) do not and will not contravene any provisions of such party's certificate of incorporation or by-laws; (D) will not violate any law or regulation or any order or decree of any court or governmental instrumentality applicable to such party;
(E) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such party is a party or by which any of its property is bound; and (F) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained previously.
Each party to this Agreement further represents and warrants that this Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to the availability of equitable remedies.

          5.2. Representations and Warranties of FACS

          . FACS represents and warrants to the GE Parties, on behalf of itself and any Affiliate performing any of the FACS
Services, on the date hereof and on each date that FACS provides any of the FACS Services hereunder that:

                    (i)  FACS (A) has all of the necessary
facilities, equipment and personnel to provide the FACS Services in accordance with the terms of this Agreement; and (B) has and shall maintain disaster recovery procedures and systems with respect to the GE/Macy's Serviced Accounts at least comparable to those maintained on the date hereof for the FDS/Macy's Accounts and Other FDS Accounts.

                    (ii) FACS is Solvent.

                    (iii) FACS is not in default with respect to any material contract, agreement, lease, or other instrument to which it is a party, nor has it received any notice of default under any such material contract, agreement, lease or other instrument which as a consequence of any such default, would materially and adversely affect the performance of its obligations under this Agreement.

                    (iv) No contract, lease, agreement, or other instrument to which FACS is a party or by which it is bound, and no provision of applicable Law, materially and adversely affects the business, operation, prospects, property, or financial condition of FACS such as to impair its ability to meet its obligations under this Agreement.

                    (v)  FACS has the right to use the FACS
Credit System to provide the FACS Services hereunder without infringement or violation of the intellectual property, trademark, trade secret, copyright, patent or other rights of others.

                    (vi) FACS has the right to license the FACS
Credit System hereunder without infringement or violation of the intellectual property or other rights of others, provided that this warranty is limited and does not apply to (x) the use of the FACS Credit System other than in accordance with the FACS License and the operating instructions provided by FACS and (y) any copy of the FACS Credit Software that is modified by any person other than an authorized representative of FACS.

                            ARTICLE 6
                         CONFIDENTIALITY

          6.1  Trade Secrets and Confidential Information

          . FACS, on the one hand, and the GE Parties, on the other, acknowledge that in the course of performance hereunder, each of them and/or their respective Affiliates may receive the trade secrets and confidential information of the other.

               (a)  Trade Secrets.  As used herein, "trade
secrets" shall mean information including or containing technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, or a list of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

               (b) Confidential Information. As used herein, "confidential information" shall mean information including data, as to operation, use, prices, sales, vendors, customer lists, customer information, account information, business plans or administrative, financial or marketing plans, that is competitively sensitive and not generally known by or made available to the public, or that are treated as confidential by the owner thereof but that does not rise to the level of a trade secret under applicable law.

          6.2  Non-Disclosure Obligations

          . FACS, on the one hand, and the GE Parties, on the other, acknowledge that the confidentiality of the trade secrets and the confidential information of the other is necessary and, except as provided in Section 6.3, agree at all times, during and after the Term, not to use, communicate, publish, disclose or disseminate, directly or indirectly, any trade secrets or confidential information of the other for any purpose except for the purpose of performing in accordance with this Agreement. In the event any information can be treated as both trade secrets and confidential information, such information shall be treated as trade secrets for purposes of this Agreement. Each party shall use the same care to prevent disclosure to third parties of the trade secrets and confidential information of the other as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature. Use or disclosure by the GE Parties of the FACS Credit System in any manner other than as permitted herein, in the Program Agreement, in the Commercial Accounts Agreement or in the GE Capital Services Agreement shall be an unauthorized disclosure of FACS's trade secrets. The parties agree that, in addition to any other remedies which may be available at law or in equity, each party shall have the right to obtain injunctive relief to restrain a breach or threatened breach, or otherwise obtain specific performance of, the other party's covenants and agreements in this Section 6.2.

          6.3  Permitted Disclosure

          . Notwithstanding the foregoing, a receiving party may disclose some or all of the trade secrets and confidential information of the other party which are:

                    (i) required to be disclosed by law or order of court or governmental agency applicable to the receiving party, provided that the receiving party shall give prompt notice to the other party of any request for such disclosure so that the other party may seek a protective order or other appropriate remedy, and notwithstanding any such disclosure, such disclosed trade secrets or confidential information shall remain confidential and otherwise subject to the provisions of
Article 6;

                    (ii) generally known and available in the public domain, or become part of the public domain through no violation of any confidentiality provisions of this Agreement; or

                    (iii)     developed by the recipient or its
representatives independently of such information or trade secrets.

          6.4  Use of Trade Secrets or Confidential Information

          .  Neither FACS nor the GE Parties may:

                    (i)  acquire any right in or assert any lien
against the trade secrets or confidential information of the other; or

                    (ii) refuse to return promptly upon the
reasonable request of the other as permitted herein any confidential information or trade secrets of the other that it may have in its possession.

                            ARTICLE 7
                         INDEMNIFICATION

          7.1  Indemnification.

               (a)  Indemnification by FACS.  FACS shall
indemnify, defend and hold harmless each of the GE Parties and each of their Affiliates and the officers, directors, employees, agents, shareholders, successors and assigns of the GE Parties and each of their Affiliates (collectively, the "GE Indemnified Parties") from and against any and all claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively "Damages") caused by, relating to or arising out of (i) the failure of any representation or warranty of FACS hereunder to be true and correct in any material respect when made or remade; (ii) the breach by FACS or any of its Affiliates of any of their covenants or agreements hereunder; (iii) any act or omission by FACS or its Affiliates, employees or agents in performing, implementing and/or executing the FACS Services and the Credit and Collection Policy, except to the extent (x) the Credit and Collection Policy specifically describes how such act should be implemented and FACS implemented such act in conformity with such description (other than modifications to the Credit and Collection Policy (including the Major Credit and Collection Policies) made by FDS without the approval of the Policy Committee pursuant to Section
4.4 of the Program Agreement), (y) any such performance, implementation or execution was effected in accordance with specific written instructions from an Authorized GE Person or
(z) the Damages arising out of such act or omission are due solely to the failure of the GE Conversion Information to be accurate or the GE Information Condition to be satisfied;
(iv) any acts or omissions of the GE Parties, their employees or any of their agents taken at the specific written request of any Authorized FDS Person; (v) notwithstanding the provisions of
Section 7.1(a) (iii) hereof, any judgmental decisions (i.e., any determination or decision made which is not specifically dictated by the Credit and Collection Policy) effected by FACS or its employees or agents in effecting the FACS Services and (vi) the failure of the FDS Information (as defined in the GE Capital/GE Bank Services Agreement) provided to GE Capital pursuant to the terms of the GE Capital/GE Bank Services Agreement to be accurate.

               (b) Indemnification by the GE Parties. The GE Parties shall indemnify, defend and hold harmless FACS and its Affiliates and the officers, directors, employees, agents, shareholders, successors and assigns of FACS and each of its Affiliates (collectively, the "FACS Indemnified Parties") from and against any and all Damages caused by, relating to or arising out of (i) the breach by the GE Parties of any of their covenants or agreements hereunder; (ii) the failure of any representation or warranty of the GE Parties hereunder to be true and correct in any material respect when made or remade; (iii) any act or omission by FACS or its employees or agents in performing, implementing and/or executing the FACS Services and the Credit and Collection Policy effected in accordance with specific written instructions from an Authorized GE Person; and (iv) the failure of the GE Conversion Information to be accurate in any material respect.

          7.2  Infringement Indemnity

          . (a) Indemnity. FACS shall indemnify, defend and hold harmless each of the GE Indemnified Parties from and against any and all Damages caused by, relating to or arising out of any claim of infringement asserted in the United States by third parties of any United States letters patent, trade secrets, copyright, trademark, service mark, trade name, or similar proprietary right conferred by common law or by any statute that is alleged to have occurred because of use by the GE Parties of the FACS Credit System as permitted herein.

               (b)  Remedies.  In the event a GE Indemnified
Party is enjoined by reason of any infringement claim, FACS shall, without limiting any other rights of the GE Indemnified
Party, either:

                    (i) procure the right to continue to use the FACS Credit System or any component thereof, as contemplated hereunder or, at its option,

                    (ii) replace or modify the FACS Credit System or any component thereof, to permit the performance of, or to render use thereof, or any component thereof, noninfringing while performing substantially the same functions without substantial degradation of performance.

               (c) Limitations. Notwithstanding the provisions of this Section 7.2, FACS shall not have any duty to investigate or warn the GE Indemnified Party of any such possibility of infringement.

          7.3  Conduct of Litigation

          . In the event a claim or judicial action is brought or threatened against an indemnified party with respect to matters covered by Section 7.1 or 7.2, the indemnifying party shall have the sole right to defend such claim or action at its expense and to control the defense and settlement thereof, provided, that the indemnified party shall have the right to participate in such defense and negotiations using counsel at its own expense and the indemnifying party shall obtain the indemnified party's consent, prior to entering into a settlement, consent decree, compromise or consenting to any injunctive relief with respect to such claim or action. Any indemnified party shall provide prompt notice to the indemnifying party of any claims for which the indemnified party intends to seek indemnification for hereunder, provided that the failure to provide such notice shall not affect the obligations of the indemnifying party except to the extent such failure causes actual harm to the indemnified party.

                            ARTICLE 8
                        DEFAULT; REMEDIES

          8.1  FACS Events of Default

          . It shall be a "FACS Event of Default" if any of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period.

               (a) Service Standards Default. If FACS shall consistently fail to perform its obligations under Section 3.3, and such consistent failure to perform shall (i) have a Material Adverse Effect or a material adverse effect on the Program, and
(ii) remain unremedied for a period of seventy-five (75) days after delivery of written notice thereof by either GE Bank or GE Capital to FACS.

               (b)  Credit and Collection Policy Defaults.

                    (i)  If FACS shall fail to perform the FACS
Services in accordance with any provision of the Credit and Collection Policy where such failure is or results in a violation of applicable Law, and such failure is not remedied within seven
(7) days after delivery of written notice thereof by either
GE Bank or GE Capital to FACS; provided that if, notwithstanding FACS's diligent, best efforts to cause its employees and agents to perform the FACS Services so as not to violate applicable Law, certain employees or agents have failed to so perform the FACS Services, the time period set forth in this Section 8.1(b)(i) shall be extended, but not by more than an additional ten (10) days, as long as FACS continues to use its diligent, best efforts to remedy such failure;

                    (ii) If FACS shall fail to perform the FACS
Services in accordance with any provision of the Credit and Collection Policy where such failure is not or does not result in a violation of applicable Law, and such failure (x) has a Material Adverse Effect and (y) is not remedied within thirty
(30) days after delivery of written notice thereof by either
GE Bank or GE Capital to FACS;

                    (iii)     If FACS shall consistently fail to
perform any of the FACS Services in accordance with any provision of the Credit and Collection Policy where such failure is not or does not result in a violation of applicable Law and does not have a Material Adverse Effect, and is not remedied within seventy-five (75) days after delivery of written notice thereof by either GE Bank or GE Capital to FACS;

          provided that each of the time periods in this
Section 8.1(b) shall be extended upon agreement of the parties, but not by more than 60 days, so long as FACS is using its diligent, best efforts to remedy such failure in the event that
(x) the provision of the Credit and Collection Policy that FACS has failed to perform is a provision of the Credit and Collection Policy which GE Bank has unilaterally modified pursuant to
Section 4.4 of the Program Agreement and (y) the reason FACS has been unable to so perform is because the FACS Credit System requires modifications in order to implement such unilaterally modified provision of the Credit and Collection Policy.

               (c) Credit Systems Default. If FACS shall fail to perform all or substantially all of the FACS Services for a period of seven (7) consecutive days due to a failure of the FACS
Credit System or otherwise.

               (d) Breach of Infringement Warranty. If FACS shall fail to provide the remedy specified in Section 7.2(b) as indemnitor with respect to a claim of infringement as specified in Section 7.2.

               (e) Breach of Agreement. If FACS shall breach any of its obligations under this Agreement or any of its representations and warranties under this Agreement (other than obligations, representations or warranties the breach of which is otherwise addressed in this Section 8.1) and such breach has a Material Adverse Effect and is not cured within thirty (30) days after delivery of written notice thereof by either GE Bank or GE Capital to FACS.

               (f)  Net Credit Sales Default.  If FACS shall
(i) intentionally or negligently fail to comply with, or supervise or cause the compliance with, any of the provisions of
Section 2.2 of the Program Agreement which are within the direct or indirect control of FACS, or (ii) fail to implement the New Accounts Allocation Percentage in the manner required by such
Section 2.2, or (iii) fail to implement the provisions of
Section 2.2(e)(ii) of the Program Agreement in the manner required thereby or (iv) fail to implement the provisions of
Section 2.2 of the Program Agreement to the extent directed by the Policy Committee, and such failure shall remain unremedied for thirty (30) days after delivery of written notice thereof by either GE Bank or GE Capital to FACS.

               (g) Bankruptcy. If an Event of Bankruptcy shall have occurred with respect to FACS.

               (h) Material Adverse Change. If there shall have been a material adverse change to the business, financial condition, or operations of FACS or Federated (it being hereby agreed by the parties that an Event of Bankruptcy with respect to Federated shall be deemed to constitute such a material adverse change to the business, financial condition, or operations of Federated) which change has a material adverse effect on the ability of FACS to fulfill its obligations hereunder pursuant to the terms hereof.

          8.2  GE Remedies

               . Subject to the provisions of Section 8.7, upon the occurrence of a FACS Event of Default, the GE Parties may, in addition to any other remedies they may have at law or equity, terminate this Agreement by delivering a written notice of termination to FACS.

          8.3  GE Events of Default

          . It shall be a "GE Event of Default" if any of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period.

               (a) Breach by the GE Parties as Licensee. If either of the GE Parties shall breach any of its obligations under Section 4.2, and fail to cure the same within twenty (20) days after delivery of written notice thereof by FACS.

               (b) Breach of Agreement. If the GE Parties shall breach in any material respect any of their obligations under this Agreement or any of their representations and warranties under this Agreement (other than obligations, representations and warranties the breach of which is otherwise addressed in this
Section 8.3), and fail to cure such breach within thirty (30) days after delivery of written notice thereof by FACS to either GE Party.

               (c) Bankruptcy. If an Event of Bankruptcy shall have occurred with respect to GE Bank or GE Capital.

          8.4  FACS Remedies

          . Upon the occurrence of a GE Event of Default, FACS may, in addition to any other remedies it may have at law or equity, terminate this Agreement by delivering a written notice of termination to the GE Parties.

          8.5  Excuse For Non-Performance

          . In the event one party (the "Performing Party") is unable to comply with or perform any of its obligations hereunder solely due to (i) the other party (the "Non-Performing Party") failing to perform its obligations hereunder or under any of the Transaction Documents or (ii) the quality, nature, timeliness, completeness or accuracy of any goods, services or data provided by the Non-Performing Party to the Performing Party, the Performing Party shall be excused from such performance (and no event of default shall be deemed to have occurred) provided that the Performing Party shall (a) notify the Non-Performing Party as soon as practicable describing the default and explaining how the Performing Party's performance has been affected; (b) use reasonable efforts to mitigate the effect of the Non-Performing Party's failure; and (c) perform its obligations hereunder to the extent reasonably practicable. Both parties shall use diligent, uninterrupted efforts to cure the failure and eliminate the effects thereof.

          8.6  Post-Termination Procedures

          . Upon termination or expiration for any reason of this Agreement, the parties shall comply with their respective post-termination obligations, if any, as set forth below:

               (a)  Payments.  Except as may be expressly
provided otherwise herein, within ten (10) business days after the effective date of termination of this Agreement, each party shall pay the other party any amounts that as of that effective date were due and owed thereto pursuant to this Agreement.

               (b) Extended Servicing. The GE Parties may cease to receive FACS Services hereunder from and after the effective date of termination, provided that the GE Parties may elect to require FACS to continue to provide all or a portion of the FACS Services to the GE/Macy's Serviced Accounts for up to a maximum of six (6) months following the effective date of termination.
In the event of an election by the GE Parties to receive FACS Services, FACS shall provide FACS Services as described herein subject to payment by the GE Parties of the applicable Services Fees then in effect and the FACS License granted hereunder shall continue for such time.

               (c)  Deconversion.  Subject to the provisions of
Section 8.6(b), FACS and the GE Parties shall cooperate in good faith so that the GE Parties are able to promptly accomplish the conversion of all GE/Macy's Serviced Accounts to GE Capital's and/or GE Bank's credit systems in an accurate, orderly and efficient manner. In this regard, FACS agrees that it will provide the GE Parties and their respective designees, officers, employees, accountants, and other representatives with all access rights to the FACS Credit System as reasonably required by the GE Parties in order to enable the GE Parties to effect a prompt, accurate, orderly and efficient conversion. The GE Parties agree that in the event of any such conversion, they shall use commercially reasonable efforts to effect such conversion in an accurate, orderly and efficient manner, except to the extent such conversion fails to be accurate, orderly and efficient due solely to the failure of conversion information provided by FACS at the time to be accurate in all material respects.

               (d)  Return of Materials.  The GE Parties shall
(i) surrender to FACS all copies of the FACS Credit Software remaining in the possession of the GE Parties or any person acquiring any such copy through any of the GE Parties in accordance with the terms and conditions hereof and (ii) return to FACS all written instructions or manuals in the possession of the GE Parties relating to the FACS Credit System.

          8.7  Special Provisions.

            In the event of a FACS Event of Default pursuant to the provisions of Section 8.1, the GE Parties may terminate the Agreement with respect to any one or more of the FACS Services. However, such terminated FACS Services will revert to the GE Parties only at such time as the GE Parties are Deemed Prepared to perform any such one or more of such FACS Services, provided that the requirement that the GE Parties be Deemed Prepared shall not be applicable with respect to the performance of any provision of the Program Agreement, the Credit and Collection Policy or the FACS Services which can only be performed if the GE/Macy's Accounts and the FDS/Macy's Accounts are serviced on the same computer system. If the GE Parties are not Deemed Prepared to perform any of the FACS Services by the later of (i) six months after the effective date of termination and (ii) the date that a FACS Event of Default with respect to such FACS Services no longer exists, then the GE Parties shall lose their right to perform the FACS Services for which they are not so Deemed Prepared. In the event of a subsequent FACS Event of Default pursuant to the provisions of Section 8.1, the provisions of this Section 8.7 shall again be applicable.

          "Deemed Prepared" means, with respect to any one of the FACS Services, either (i) FACS and the GE Parties have agreed that the GE Parties are reasonably well prepared to perform such services or (ii) an arbitrator, selected at the request of the GE Parties by the President of the AAA, has determined what steps the GE Parties must take to be reasonably well prepared to perform such services at a level at least as high as FACS is required to perform hereunder and the GE Parties have taken such steps.

                            ARTICLE 9
                          MISCELLANEOUS

          9.1  Governing Law; Jurisdiction

          . This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules governing conflicts of law.

          9.2  Audit and Access Rights

          . Each of the parties hereto shall have the right to access the premises and audit the records of the other parties hereto as set forth herein.

               (a) Rights of GE Parties. GE Bank and GE Capital shall have all such rights to access the premises of FACS, the FACS Credit System and audit the records of FACS as may be necessary or desirable to permit GE Bank and GE Capital to fulfill all of their respective responsibilities, and exercise all of their respective rights, hereunder and under the Transaction Documents. Without limiting the generality of the foregoing, FACS shall permit GE Capital and GE Bank and their respective designees, officers, employees, attorneys, accountants and/or other representatives during normal business hours with reasonable advance notice, in such a manner as to minimize interference with the normal business operations of FACS (i) to observe, monitor and obtain information regarding the GE/Macy's Serviced Accounts and to observe and monitor the implementation by FACS personnel of the Credit and Collection Policy, (ii) to observe whether the FACS Services and the Credit and Collection Policy are being applied consistently between the GE/Macy's Serviced Accounts and the FDS/Macy's Accounts and in compliance with the provisions of the Program Agreement and (iii) to examine, audit, inspect, copy and make copies of all of the data, records, files, and books of account under the control of FACS (whether received on computer, electromagnetic storage vehicles, paper, film or other medium) and relating strictly to the GE/Macy's Serviced Accounts and the FDS/Macy's Accounts and to the back-up documentation relating to the reports provided hereunder by FACS to the GE Parties. The GE Parties shall exercise their rights to audit jointly. The costs and expenses of any exercise by the GE Parties of their rights hereunder shall be expenses of the Program and shall be borne by FACS and/or its Affiliates to the extent such costs and expenses are included in the Operating Expense Budget for the applicable Period in which such costs and expenses were incurred. Notwithstanding any other provision of this Agreement, the GE Parties shall not have any access or audit rights with respect to any information in the possession of FACS regarding services provided by FACS to any non-affiliated third party other than the GE Parties. Employees of FACS shall be permitted to be present during the exercise by the GE Parties of any of their audit and access rights under this
Section 9.2(a).

               (b) Rights of FACS. GE Bank shall permit FACS and its respective designees, officers, employees, attorneys and accountants and/or other representatives during normal business hours with reasonable advance notice, in such manner as to minimize interference with the normal business operations of GE Bank, to examine, audit and inspect each of the Licensed Locations in order to ensure compliance with the terms and conditions governing the FACS License as set forth in Section 4.2 and with the provisions of Article 6. The cost and expense of all such audits or examinations shall be borne by FACS.
Employees of GE Bank shall be permitted to be present during the exercise by FACS of any of its audit and access rights under this
Section 9.2(b).

          9.3  Entire Agreement; Amendments; Waivers

          . This Agreement contains the entire agreement of the parties hereto as to the subject matter discussed herein. Any amendment to or modification of this Agreement must be in writing and executed by authorized officers of FACS and the GE Parties. No waiver by either party of any right or power it has under this Agreement shall impair or be construed as a further waiver of such right or power. To be effective, all waivers must be in writing and signed by the party waiving its rights.

          9.4  Assignability

          . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided with respect to indemnification rights in Article 7, nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Neither FACS, on the one hand, nor the GE Parties, on the other, may assign their rights or obligations hereunder without the prior consent of the other, except that in the case of a proposed assignment by GE Bank to an Affiliate such consent shall not be unreasonably withheld by FACS. FACS acknowledges that in connection with a securitization or participation of GE/Macy's Receivables pursuant to Section 9.4 of the Program Agreement, GE Bank may agree to provide the credit processing services provided hereunder to a trustee or other third party and FACS hereby agrees that, in such circumstance, FACS shall continue to provide the FACS Services to the GE Parties pursuant to the terms and conditions hereof.

          9.5  Relationship of Parties

          . In performing under this Agreement, the parties are acting as independent contractors and this Agreement shall not be construed as providing either party with the right, power or authority to impose any duty or obligation on the other except as expressly provided herein.

          9.6  GE Parties Rights and Obligations

          . The rights and obligations of the GE Parties hereunder are several and not joint. Without limiting the generality of the foregoing, (i) the FACS Services to be provided hereunder to GE Bank shall only be provided with respect to the GE/Macy's Accounts and the Service Fees payable by GE Bank hereunder shall only be payable with respect to the GE/Macy's Accounts, (ii) the FACS Services to be provided herein to GE Capital shall only be provided with respect to the GE/Macy's Commercial Accounts and the Service Fees payable by GE Capital hereunder shall only be payable with respect to the GE/Macy's Commercial Accounts and (iii) GE Bank shall not have any indemnification obligation hereunder with respect to Damages arising out of or in connection with GE/Macy's Commercial Accounts and GE Capital shall not have any indemnification obligation hereunder with respect to Damages arising out of or in connection with GE/Macy's Accounts.

          9.7  Survival

          .  The provisions of Article 6, Article 7, and Sections
4.2 (for as long as any post-termination servicing occurs pursuant to Section 8.6), Sections 8.6 and 8.7 (for as long as any FACS Services continue to be provided by FACS hereunder), and
Section 9.2 (for as long as any post-termination servicing occurs pursuant to Section 8.6) of this Agreement shall survive a termination or expiration of this Agreement.

          9.8  Notices

          . Any notice or other communication required or otherwise provided for under this Agreement shall be in writing and shall be deemed given when delivered by hand or by courier or express mail or by registered or certified United States mail, return receipt requested, postage prepaid, or by facsimile if receipt is acknowledged (except that a notice of termination or breach shall not be sent by facsimile) and shall be addressed as follows:

          In the case of the GE Parties:

               GE Capital Consumer Card Co.
               5300 Kings Island Drive
               Mason, OH  45040
               Attn:  Secretary
               Fax:  (513) 459-6888

               and

               General Electric Capital Corporation
               1600 Summer Street
               Stamford, CT  06905
               Attn:  Counsel, Retailer Financial Services
               Fax:  (203) 357-3353

          with copies to:

               Macy's Credit Services
               4605 Duke Drive
               Mason, OH  45040
               Attn:  Executive Vice President
               Fax:  (513) 573-3251

          In the case of FACS:

               FACS Group, Inc.
               9111 Duke Blvd.
               Mason, OH  45040
               Attn:  Senior Vice President
               Fax:  (513) 573-2039

          with copies to:

               Federated Department Stores, Inc.
               7 West Seventh Street
               Cincinnati, OH  45202
               Attn:  Law Department
               Fax:  (513) 579-7897

Either party hereto may, from time to time, change its address or designated recipient for notification purposes by giving the other party notice thereof and the date upon which it shall become effective.

          9.9  Ownership

          . FACS shall have no right, title or interest in any GE/Macy's Account, GE/Macy's Commercial Account, GE/Macy's Receivable or GE/Macy's Commercial Receivable or the proceeds thereof. All payments to be made by GE/Macy's Account Debtors or Commercial Account Debtors shall be paid directly to GE Bank or GE Capital, as the case may be. In the event that FACS is at any time in possession of the proceeds of any GE/Macy's Receivable or GE/Macy's Commercial Receivable, FACS shall hold such funds as agent on behalf of GE/Macy's Account Debtors for transfer to GE Bank or GE Capital, as the case may be.

          9.10 Designees

          .  [OMISSION]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   GE CAPITAL CONSUMER
                                   CARD CO.


                                   By:  /s/ Kevin Knight
                                   Name:  Kevin Knight
                                   Title:  Executive Vice
                                   President


                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION


                                   By:  /s/ Richard A. Hayes
                                   Name:  Richard A. Hayes
                                   Title:  Senior Vice President
                                   Retailer Financial Services


                                   FACS GROUP, INC.


                                   By:  /s/ Robert C. Seppelt
                                   Name:  Robert C. Seppelt
                                   Title:  Vice President
Agreed and Acknowledged:

Federated Department Stores, Inc.

By:  /s/ Ronald W. Tysoe
Name:  Ronald W. Tysoe
Title:  Vice Chairman and Chief Financial Officer

FDS National Bank

By:  /s/ James R. Gudmens
Name:  James R. Gudmens
Title:  President


                            EXHIBIT A

                          FACS SERVICES

          General. For purposes of this Exhibit A, references herein to the "GE Parties" shall mean the "applicable GE Parties." All of the FACS Services described hereafter shall be provided by FACS (i) in accordance with, and as more fully described in, the then applicable Credit and Collection Policy and (ii) without limiting GE Bank's rights or altering the obligations of Federated or any Retailers under the Program Agreement or limiting GE Capital's rights under the Commercial Accounts Agreement, including, without limitation, pursuant to Sections 2.2, 4.4 and 4.5 of the Program Agreement.

          I.   FACS SERVICES

          1.   Marketing.

               1.1 In accordance with the Program Agreement, design and supervise all credit promotions.

               1.2  Subject to the GE Parties' approval in
writing of all final GE/Macy's Credit Card Documentation (other than charge slips, credit slips and receipts for payment) and offers of credit, design, prepare and provide all of the foregoing, including (a) credit card applications, (b) credit card agreements, and (c) any required notices relating to changes in GE/Macy's Serviced Account terms.

               1.3 Develop and manage credit revenue programs, other than programs provided by the GE Parties or their Affiliates.

          2.   Account Approval and Setup.

               2.1 Review all credit card applications by or on behalf of prospective GE/Macy's Serviced Account holders, determine the creditworthiness of prospective GE/Macy's Serviced Account holders, approve creditworthy applicants, advise other applicants of action taken, including mailing of adverse action letters on behalf of the GE Parties.

               2.2 Develop scoring criteria and establish and revise credit guidelines for particular GE/Macy's Serviced
Account holders.

               2.3 Provide reports of credit histories to credit bureaus, as needed and as required by Law.

               2.4 Establish credit lines and perform other credit guideline management procedures.

          3.   Purchase Authorizations.

               3.1 Process credit authorizations, which services shall include looking up account numbers, processing authorizations, verifying customer identification, reviewing and making decisions with respect to referrals and authorizing sales transactions.

          4.   Customer Service.

               4.1 Provide authorization and instructions to GE Capital on the issuance of credit cards to GE/Macy's Serviced Account holders and authorized users, and perform routine account maintenance functions, including address and name changes, balance inquiries and lost and stolen card coding and execute credit balance refunds.

               4.2 Establish appropriate policies and procedures to comply with applicable consumer credit law, including the handling of Fair Credit Billing Act inquiries.

               4.3 Provide fraud claims processing services in accordance with the Credit and Collection Policy, and otherwise use reasonable efforts to assist the GE Parties in fraud prevention.

               4.4  Resolve disputes with GE/Macy's Serviced
Account holders and as promptly and as amicably as possible make necessary financial adjustment in accordance with the Credit and Collection Policy.

               4.5 Provide all services necessary to effect the chargeback provisions set forth in the Program Agreement.

          5.   Systems Services.

               5.1 Post, or cause to be posted, promptly all in store payments and all payments received and transmitted via file tapes by GE Capital to FACS or FSG, as the case may be, and timely create and transmit to GE Capital billing files for each GE/Macy's Serviced Account.

               5.2  Use commercially reasonable efforts to
develop and introduce state-of-the-art technologies, design systems to achieve, employ qualified personnel to meet and otherwise satisfy the applicable Service Standards.

               5.3 Maintain its computer files with respect to the GE/Macy's Serviced Accounts such that the GE/Macy's Serviced Accounts and receivables created thereunder may be specifically identified and, upon the reasonable prior request of the GE Parties and/or their agents or lenders, make available to the GE Parties during FACS's normal business hours, any computer programs necessary to make such identification and ensure data integrity and data security and retain data and other records as necessary.

               5.4  Provide a computer link to give the GE
Parties, in accordance with the FACS License, direct access to all agreed upon reports and information regarding the GE/Macy's Serviced Accounts and the FDS/Macy's Accounts and agreed upon electronic display of and access to (a) the account holder's historical information, (b) account status information, (c) alpha search capabilities and (d) reports and financial data.

               5.5 Establish and maintain appropriate system redundancy and back-up procedures for disaster relief.

          6.   Miscellaneous.

               6.1  Post credit sales information.

               6.2  Use commercially reasonable efforts to
protect the privacy of Account holder information from third-party inquiries.

               6.3 Provide all reports identified on Schedule A-3 hereto, which reports may be provided on a divisional basis. With respect to those reports on Schedule A-3 that indicate a "need to be developed", the following provisions shall apply:
FACS shall use its best efforts to produce such reports or their equivalent within 120 days after the date hereof. The GE Parties agree to cooperate with FACS in this regard and assist FACS by defining for FACS the parameters of such reports. The 120 day period referred to above shall be extended with respect to any report for the time, if any, that the GE Parties require in order to provide FACS with the foregoing assistance.

               6.4  Promptly advise the GE Parties of any
material litigation which may adversely affect (i) the performance of FACS's responsibilities hereunder, or (ii) the GE/Macy's Serviced Accounts or the GE/Macy's Receivables and
GE/Macy's Commercial Receivables.

               6.5  FACS shall retain GE/Macy's Account
Documentation and GE/Macy's Commercial Accounts Documentation as provided in the Credit and Collection Policy.

               6.6 Maintain an updated GE Parties "do not call" list and shall comply with all non-solicitation requests included in such list. FACS shall update such list on a regular basis as required by the GE Parties and provide copies thereof to the GE Parties if requested.

               6.7 Printing and mailing of collection letters as requested by GE Bank in accordance with the Credit and Collection
Policy.

               6.8 Inform all suppliers of credit and fraud information to FACS in connection with the FACS Services that such services and information shall be used for the benefit of GE Bank.

II.  FACS SERVICE STANDARDS

     Service Category                 Standard

                                      (all days are Business Days,
                                      measured from but excluding
                                      date inquiry or notice or data
                                      is received by FACS; all
                                      standards expressed are
                                      averages calculated over a
                                      measurement period of an FDS
                                      fiscal quarter)

New Accounts

- -   Mail-in application - elapsed     7 days
time from date received until
decision is made

- -   In-store application inquiries    5 minutes
- - response not requiring
verification within

- -   Speed of answer                   15 seconds

- -   Percent of calls abandoned        2.5 percent

Purchase Authorizations

- -   Speed of answer                   15 seconds

- -   Percent of calls abandoned        2.5 percent

- -   Lost and stolen card coding       Immediately

- -   Point-of-sale (POS) network       Less than 3 seconds
switch to FSG and return to POS
switch

Customer Satisfaction

- -   Credit balance refunds -          3 days
elapsed time from inquiry date
until check request transmitted
to GE Bank

- -   Presidential complaints           2 days (best effort same day)
(receipt by Presidential Desk)
- - Customer contact within

- -   Fair Credit Billing (FCB)         5 days
inquiry acknowledged

- -   FCB resolution                    According to Fair Credit
                                      Billing Act

- -   Speed of answer                   20 seconds

- -   Percent of calls abandoned        4 percent

- -   Customer correspondence -         7 days
response and action taken

Systems

- -   On line availability              98.5%*

- -   Response Time                     To be not slower than (i) that
                                      received at FACS locations and
                                      (ii) FACS historical response
                                      time for 1996.

_______________


* To be calculated with respect to hours during which collections on GE/Macy's Serviced Accounts can be legally made, other than downtime due to power failures, natural disasters or other force majeure events.


                            EXHIBIT B

I.   FACS Credit Software

     FSG Systems
       SCM - FSG Credit System
       TRMS - FSG Report Management Utility
       TPX - Security Gateway

     PC Based Collections Screen

II.  Licensed Locations

1.   Arlington, TX
     GE Capital Credit Services
     1301 S. Bowen Road
     Arlington, TX  76013

2.   Addison, IL
     GE Capital Credit Services
     2100A Corporate Drive
     Addison, IL  60101

3.   Macon, GA
     GE Capital Credit Services
     5665 New Forsyth Road
     Macon, GA  31210

4.   Atlanta, GA
     Financial Services Group
     5665 New Northside Drive
     Atlanta, GA  30328

5.   Alpharetta, GA
     GE Capital
     1001 Windward Concourse
     Alpharetta, GA  30202

6.   Mason, OH
     Macy's Credit Services
     4605 Duke Drive
     Mason, OH  45040

7.   Stamford, CT
     GE Capital
     1600 Summer Street
     Stamford, CT  06927



                            EXHIBIT C

                    GE CONVERSION INFORMATION

                           [OMISSION]



                            EXHIBIT D

           FORM OF EMPLOYEE CONFIDENTIALITY AGREEMENT
                    (For GE Authorized Users)

          Pursuant to an Agreement between FACS Group, Inc. ("FACS"), GE Capital Consumer Card Co. and General Electric Capital Corporation (collectively, the "GE Parties"), FACS provides processing and other services to the GE Parties and has licensed certain systems and software to the GE Parties.

          In the course of your employment you may receive or otherwise have access to information, data or materials owned by FACS which the GE Parties are under an obligation to treat as strictly confidential. (For purposes of this Confidentiality Agreement, information, data and materials relating to systems, applications, related documentation and other trade secret information of FACS are referred to as "Confidential Information".)

          In order to preserve and protect the confidentiality of all Confidential Information, you are required to sign a copy of this Confidentiality Agreement, thereby acknowledging and agreeing that:

                    (i)You have been informed of and understand
                       the confidential nature of the
                       Confidential Information you may receive or have access to;

                    (ii)    You will not disclose the
                       Confidential Information except (x) to a fellow employee, subcontractor, consultant or agent who also has executed a Confidentiality Agreement and then, only on a "need-to-know" basis or (y) as compelled to do so by a court or other governmental or quasi-governmental entity or as consented to in writing by FACS;

                    (iii)   That disclosure of any Confidential
                       Information to any person other than as
                       permitted herein may cause serious injury to FACS and the GE Parties; and

                    (iv)    During and after your employment
                       with us, except as required to perform
                       your assigned duties as our employee, you will not use or reproduce, for any purpose, any of the Confidential Information that you receive or to which you have access.

          I hereby acknowledge that I have read and understood the foregoing Confidentiality Agreement, and I agree not to disclose, use or reproduce any Confidential Information except as provided herein.


                                   __________________________
                                  (Signature)


                                   ______________________________
                                  (Print)             Date





                                 FACS Reports

                                 Schedule A-3


      GE Capital will be provided with EZ Trieve reporting in equivalent priority with other internal FACS requests as future needs are identified.


Finance and Operations

     GECCCC Reports              Description        FACS Report     Exhibit
                                                                       &
                                                                    # Pages
General Ledger/Control    Financial data by cycle   XSCM2090
Totals & CMR              and A/R Control totals

General Ledger            A/R daily activity        XSCM295

General Ledger/CMR/Misc.  Write-off/recovery        XSCM405
Dispatll Reports          information and misc.
                          financial-data by cycle

Ad Hoc System Report By   Unused open-to-buy        XSCM285           A-1 pg
RFS-IS                    balance

Ad Hoc System Report by   Total credit limit on     XSCM285           A-1 pg
RFS-IS                    accounts (open accounts
                          only)

Ledger Reconciliation     Detail posting for G/L    XSCM882
System                    accounts

Client Management Reports Delinquency Data          XSCM435/436

Client Management Reports Total active accounts     XSCM146 (Currently
                          (financial                reports purchase
                          active/inactive)          active.  Needs to
                                                    be financial
                                                    active.)

General Ledger/Dispatll   ABIG insurance premium    XSCM176-01&02
Reports                   activity by state

General Ledger/Dispatll   Financial activity on     XSCM422
                          agency accounts

General Ledger            Write-off activity        XSCM440

Dispatll                  Write-off projections     XSCM888

General Ledger            Write-off due to          XSCM996
                          bankruptcy

Monthly Operating Review  Monthly totals for        Needs To Be       B-12 pgs
                          sales, calls, head        Developed
                          count, etc.

Charge Backs By Category  Charge Backs By Category  Needs To Be       C-2 pgs
By Division               By Division               Developed

# and $ Dispute By Age    Summary of accounts in    Needs To Be       D-1 pg
and By Queue              dispute by time and by    Developed
                          category

# and $ In Dispute Not In Summary of accounts in    Needs To Be       D-1 pg
Queue By Age # and $ In   dispute that are not in   Developed
Dispute Bt Age            a queue to be worked and
                          summary of accounts in
                          dispute by age

# Of Items In Dispute By  Number of items in        Needs To Be       E-1 pg
Queue Beyond Charge Back  dispute by queue (i.e.,   Developed
                          Big ticket, media,
                          fraud, etc.) beyond
                          contractual chargeback
                          time frame

Service Level By Day By   Daily service level       Needs To Be       F-4 pgs
Division                  reporting by area (i.e.,  Developed
                          Authorization, New
                          Accounts, Customer
                          Service)

General Ledger            Sub-total of write-off    XSCM996
                          activity for
                          bankruptcies

Ad Hoc - Account Type     Balance and FC            Needs To Be       G-2 pgs
Summary                   information by account    Developed
                          type (i.e., CCCS, Club,
                          Commercial, etc.)

Ad Hoc - Periodic Rate    Periodic rate with # and  Needs To Be       H-4 pgs
by Division               $'s of accounts           Developed

Ad Hoc - Status Code      O/S and FC by status      Needs To Be       I-2 pgs
Summary Report            code                      Developed

Ad Hoc - Status Code      Performance by status     Needs To Be       J-2 pgs
Activity Report           code                      Developed

General Ledger            Insurance premium         XSCM421
                          adjustments

Ad Hoc - Convenience      Balance and count         Needs To Be       AJ-10
Users Summary             information on            Developed         pgs
                          convenience users and
                          revolvers

Ad Hoc - Payment Errors   Summary of dollar and     Needs To Be       AK-1
Monthly Summary           number of errors by       Developed         pg
                          division


Risk

GECCCC Reports            Description               FACS Report      Exhibit
                                                                        &
                                                                     # Pages

History Of Changes -      A log of authorization    511-01 Action
Authorizations            variable changes and who  Table Change Log
(IDMRCS59)                made the changes

Authorization Transaction Authorization             395-01, 05, 06, 07
Summary (A111D005)        transaction statistics    Credit Statistical
                          on POS approvals,         Report
                          referrals, denials, and
                          referral overrides

Algorithm Override        A count of referrals by   609-01, 02
Summary (A111M084)        referral type and final   Referral Analysis
                          outcome of the referral   Report

Behavior Score            Distribution of number    950
Distribution              of accounts by Behavior
                          score

GEMM Score Distribution   Distribution of number    Needs To Be       M-3 pgs
                          of accounts by Bureau     Developed
                          Score

Applications On Hold By   Lists applications which  215-04, 215-05
Age - via OLMACD04        have been processed, but
                          not yet decisioned

Credit Bureau Report      Displays the number of    124-06, 248-01,
Tallies - via OLMACW07    credit bureaus requested  248-02

Application Statistics By Statistical volume and    218-02, 218-04
Store - via OLMACW25      approval information by
                          store

Source Mix - via OLMACW08 Provides statistical      215-01
and OLMACW32              data by type of
                          application input

Application Overrides -   Summary of override       7031
via OLGECM29              activity by outcome code
                          (i.e., number of policy
                          reject overrides)

Prescreen Tracking - via  Response rates,           146-1             N-1 pg
Promotion Tracking        utilization rates, etc.,
                          of pre-screen mailings

Utilization Of C/L        Tracks balances on        Needs To Be       O-3 pgs
Reporting                 accounts vs. credit       Developed
                          lines available

Auditing Associate        Used to monitor employee  Needs To Be       P-1 pg
Decisions Greater Than    adherence to their        Developed
Their Delegated Level Of  credit line authority
Authority

Bad Rates By Line         Used to measure score     146-1
Assignment - via Score    cut-offs, credit line
performance report        assignments

Score Performance         Measures the validity     FICO 307 and 309
(vintage, geographical,   and profitability of
region) - via IDMSMBS and scoring algorithms
Through The Door (TTD)
Dist.

System Table Change       To monitor changes made   Needs To Be
Audit - Apps.             to application tables,    Developed -
                          profiles (display audit   Exhibit Not
                          trail)                    Included

Credit Line Assignment    Reviews validity of       EZ Trieve as      S-2 pgs
Review - via Score        credit line assignment    needed
Performance Report        tables

Audit Of Guideline        Used to monitor possible  Needs To Be       Q-1 pg
Increases On Employee     internal fraudulent       Developed
Accounts                  guideline increases

Portfolio Review Vintage  Portfolio statistics by   Needs To Be       R-1 pg
Analysis                  date open                 Developed

Ad Hoc - Totals For W/O   Sum of # and $'s written                    T-2 pgs
Accts and Regular         off by write-off code
Accounts Over $10,000     and a list of accounts
                          over $10,000

Ad Hoc - List Of Accounts List Of Accounts With                       U-1 pg
With Balances Over        Balances Over $10,000
$10,000

Ad Hoc - Credit Limit To  Outstandings by credit                      V-2 pgs
Outstandings              limit


Collections

     GECCCC Reports              Description        FACS Report       Exhibit
                                                                         &
                                                                      # Pages
Merchant Status Report    Summary report detailing  405
                          all financial changes to
                          the cycle being billed

New Collection Accounts   Lists new accounts added  406
                          to collections

Removal From Collections  Lists accounts removed    407
                          from collections

Special Activity Reports  Lists and credits or      421
                          debits assessed to an
                          account for a specific
                          revenue accounts

Financial Activity on     Shows financial activity  422
Agency Accounts           on an account that has
                          an agency code

Daily Financial Aging     Provides balance totals   435
Totals                    by account type

Delinquency Aging Totals  Provides balance totals   436
                          by account type

Agency/Attorney           Lists accounts assigned   437
                          to attorneys and
                          agencies

New P&L Accounts          Lists accounts new to     440
                          P&L

Write-off By Effort       Lists actions taken to    450
                          collect on accounts
                          prior to the time of
                          write-off

Category Workload         Summarizes the            464
                          collection category
                          workloads

Collector Detail          Accounts worked by        465
                          collector

Promises Met VS. Promises Promise to pay ratio by   467
Expected                  collector

Daily Effort By Collector Accounts worked by        468
                          collector

Daily Payments Received   Daily dollars generated   470
Against Collection        by collector
Accounts

Application Request For   Displays applications     471
Collection Accounts       requested to be viewed
                          by the collection
                          department

Collection Auto Dun       Lists accounts that       471-03
Letter Recipient          received an automatic
                          Dun letter

Collection Control        Lists accounts by         479
Selected Category         category
Accounts

Write-off Projection      Projection of write-offs  888
Current Billing Cycle

Financial Cycle Aging     Analysis of dollars in    987
                          collections based on the
                          financial age of
                          accounts in addition to
                          write-off information

Old P&L Now Bankrupt      Detail on accounts        991
                          assigned to a specific
                          agency for recovery

New Bankrupt P&L          Detailed information on   996
                          accounts that have filed
                          bankruptcy

Team Trend Report         Report showing dollars    Needs To Be       K-10 pgs
                          delinquent and            Developed
                          collections
                          effectiveness/roll rate
                          by delinquent age/by
                          region/frequency: each
                          billing or on demand mid-
                          month

Extension Report          Report tracking number    Needs To Be       L-1 pg
                          of extensions/manual      Developed
                          cures


Marketing

     GECCCC Reports           Description           FACS Report       Exhibit
                                                                         &
                                                                      # Pages
Express Credit Approval   Application/approval      218
Report                    volumes for express
                          credit by store location

POS Report                Monthly POS performance   7030/7051/7052
                          (activation/sales         (First Time
                          analysis)                 Shopper)

Program Profitability     Various GECCCC reports    Source Code
Reporting                 that track the following  Reports* for the
                          customer segments         following:

                          Express Credit Accounts   Express Credit
                                                    Accounts

                          All Prescreen Accounts    All Prescreen
                                                    Accounts

                          Hostess Booths Accounts   Hostess Booths
                                                    Accounts

                          Insured/Non-Insured       Needs To Be       AG-1 pg
                          Accounts                  Developed

                          Premier Club Accounts     Needs To Be       AG-1 pg
                                                    Developed

                          President's Club          Needs To Be       AG-1 pg
                          Accounts                  Developed

                          Revolver/Transactors      Needs To Be       AG-1 pg
                                                    Developed

                          Account Type (Flex, TOP,  Needs To Be       AG-1 pg
                          Club)                     Developed

                          Converted Accounts        Needs To Be       AG-1 pg
                                                    Developed

Credit Penetration        Credit Sales by store     Standard Report
Reports                   and department

Insurance Adjustment      Premium Adjustments by    Special Activity
Report                    Account                   Report

Promotion Tracking        Reactivation/Activation   LCAURM39 - Needs  AH-1 pg
                                                    To Be Developed

                          President's Club          LCAURM39 - Needs  AH-1 pg
                                                    To Be Developed

Attrition/Inactivity      Tracks trends in          Needs To Be       AI-2 pgs
Analysis                  inactivity/attrition      Developed

APPS08                    Store Insurance           Needs To Be       W-2 pgs
                          Penetration               Developed

Insurance Response        Response information by   Needs To Be       X-1 pg
Reports                   source                    Developed

Top 100                   Top 100 customers by      Needs To Be       Y-1 pg
                          store                     Developed

PPS - Insurance           Insurance Financial       Needs To Be       Z-1 pg
Performance               Analysis                  Developed

Pyramid Monthly Client    Segment by time on file   Needs To Be       AA-2 pgs
Update (2)                                          Developed

Pyramid Customer Decile   Customer deciles by       Needs To Be       AB-1 pg
                          accounts                  Developed

Pyramid Dollar Decile     Customer deciles by       Needs To Be       AC-1 pg
                          spending                  Developed

Pyramid Decile Movement   Customer decile movement  Needs To Be       AD-1 pg
                                                    Developed

Revolvers                 Monthly Revolver          Needs To Be       AE-2 pgs
                          Performance               Developed

Deferred Billing          Deferred Billing          405
                          transactions

Premier Club Performance  Premier Club customer     Needs To Be       AH-1 pg
                          performance               Developed

Ad Hoc - Credit Limit to  YTD sales by credit       Needs To Be       AF-2 pgs
YTD Sales                 limit                     Developed

(1) Report needed for non-Macy's divisions for new accounts if joint insurance program is implemented

(2) Current report with minor adjustments

*With "First Day's Purchases" (sales/Trans) added to source code and activation reports




                                                  Schedule 4.2(e)

                  Permitted GE Access Software

I. Terminal   Emulation   Software:    used   for   online   user
   interaction with mainframe software applications.

  Software Application                         Manufacturer

  1.  Personal Communications/3270v3.0 and     IBM
      higher

  2.  EXTRA!v4.2 and higher                    Attachmate Corp.

  3.  Quick3270v1.0 and higher                 none-shareware


II. SNA Gateway Software: used for establishing communication between mainframe and display or print devices.

  Software Application                         Manufacturer

  1.  Netware for SAAv2.0 and higher              Novell


III. File Transfer Software: used for copying data files to the mainframe from Local Area Network (LAN) and from LAN to mainframe.

  Software Application                        Manufacturer

  1.  CONNECT:Directv1.2 and higher           Sterling Commerce

  2.  XCOMv1.0 and higher                     Computer Associates


IV. Other Software/Systems: receive data from or transmit data to the mainframe.

  Software Application                        Manufacturer

  1.  Unison (autodialer)                     Davox Corp.

  2.  Recover Master                          Rothenberg Systems Intl.